Exhibit 2.5

EXECUTION COPY

11 July 2006

DEED OF WARRANTY

between

JAFFAR AGHA-JAFFAR

and

BASHAR CHALABI

and

CARD TECH LIMITED

and

CTL CARD TECH SERVICES LIMITED

and

TSYS CARD TECH HOLDING LIMITED

and

TSYS CARD TECH LIMITED

and

TSYS CARD TECH SERVICES LIMITED

TABLE OF CONTENTS

		Page
1	INTERPRETATION	1
2.	COMPLETION	19
3.	WORKING CAPITAL	20
4.	THE ESCROW AMOUNT	23
5.	CTRL WARRANTIES	25
6.	CTL (Malaysia) WARRANTIES	25
7.	CTL WARRANTIES	26
8.	CTSL WARRANTIES	26
9.	JAFFAR AND BASHAR WARRANTIES	27
10.	PROVISIONS APPLICABLE TO ALL WARRANTIES	27
11.	LIMITATIONS ON WARRANTY CLAIMS	27
12.	NOTICE OF AND CONDUCT OF CLAIMS	30
13.	GUARANTEE	31
14.	SELLER COVENANTS	32
15.	ANNOUNCEMENTS	33
16.	ASSIGNEMENT	33
17.	RIGHTS OF THIRD PARTIES	34
18.	ENTIRE AGREEMENT AND VARIATION	34
19.	EXCHANGE RATES	34
20.	WAIVER	34
21.	CUMULATIVE RIGHTS AND REMEDIES	35
22.	EFFECT OF COMPLETION	35
23.	SET-OFF	35
24.	COSTS	35
25.	COUNTERPARTS	36
26.	NOTICES	36
27.	GOVERNING LAW	37
28.	JURISDICTION	37
29.	SERVICE OF PROCESS	37
	SCHEDULE 1 Form of Statement of Working Capital and Estimated
	Statement of Working Capital
	SCHEDULE 2 The Relevant Accounting Principles
	SCHEDULE 3 CTL Asset Sale Agreement Warranties
	SCHEDULE 4 CTRL SHARE SALE WARRANTIES
	SCHEDULE 5 CTSL ASSET SALE AGREEMENT WARRANTIES
	SCHEDULE 6 CTL (MALAYSIA) SHARE SALE WARRANTIES
	SCHEDULE 7 JAFFAR AND BASHAR WARRANTIES
	SCHEDULE 8 CTRL TAXATION DEED
	SCHEDULE 9 CTL (MALYSIA) TAXATION DEED
	SCHEDULE 10 ESCROW AGREEMENT

THIS DEED OF WARRANTY is made on 11 July 2006 between the following parties:

(1)	JAFFAR AGHA-JAFFAR, of Twin Gates, 4 Grenville Close, Cobham, Surrey KT11 2JL (“Jaffar”);
(2)	BASHAR CHALABI, 25 Chiddingstone Street, London SW6 3TQ (“Bashar”);
(3)	CARD TECH LIMITED a company incorporated in England & Wales (registered number 2402064) whose registered office is at Fourth Floor, 114A Cromwell Road, London SW7 4ES (“CTL”);
(4)	CTL CARD TECH SERVICES LIMITED a company incorporated in Cyprus (registered number 42004) whose registered office is at Neoptoliman 6, Nicosia, Cyprus (“CTSL”);
(5)	TSYS CARD TECH HOLDING LIMTED a company incorporated in England & Wales (registered number 5823739), whose registered office is at Fulford Moor House, Fulford Road, York YO10 4EY (“UK Buyer 1”);
(6)	TSYS CARD TECH LIMTED a company incorporated in England & Wales (registered number 5843091), whose registered office is at Fulford Moor House, Fulford Road, York YO10 4EY (“UK Buyer 2”); and
(7)	TSYS CARD TECH SERVICES LIMTED a company incorporated in Cyprus (registered number 151307), whose registered office is at 90 Archibishop Makarios III, P.C. 1660 Nicosia, Cyprus (“Cyprus Buyer”).

RECITALS

(A)	Jaffar, Bashar and the UK Buyer 1 entered into the CTRL Agreement on today’s date for the sale to the UK Buyer 1 of the CTRL Shares.
(B)	CTL and the UK Buyer 2 entered into a CTL Agreement on today’s date for the sale to the UK Buyer 2 of the CTL Business.
(C)	CTSL and the Cyprus Buyer entered into a CTSL Agreement on today’s date for the sale to the Cyprus Buyer of the CTSL Business.
(D)	CTSL and the Cyprus Buyer entered into the CTL (Malaysia) Agreement on today’s date for the sale to the Cyprus Buyer of the CTL (Malaysia) Shares.
(E)

The parties wish to enter into this Deed to record certain matters related to, and the further representations, warranties and undertakings to be given in respect of, the transactions referred to in Recitals (A), (B), (C) and (D) above.

IT IS AGREED as follows:

1	INTERPRETATION
1.1	In this Deed, the following expressions have the following meanings:
“Accounts Date”	means 31 December 2005;

“Actual Use”

means the purposes for which the relevant Property is used brief details of which are given in relevant Property Schedules of each of the CTL Agreement, CTL (Malaysia) Agreement, CTSL Agreement and CTRL Agreement;

“Adverse Effect”	means an adverse effect amounting to any claim, demand, loss, damage, cost or expense exceeding US$10,000;
“Affiliates”

means in relation to a specified person, (i) any other person that directly or indirectly controls, is controlled by, or under common control with, such person, (ii) the spouse, sibling, parent, or child of such person or any person falling within (i); and (iii) the trustees of any trust established by or on behalf of such person under which such person and/or his spouse, sibling, parent or child are the only persons capable of being a beneficiary or beneficiaries thereof save that in the case of TSYS no person that controls TSYS shall be deemed an Affiliate of TSYS or any of its subsidiaries;

“Agreed Form”

means in relation to a document, that document in the form agreed to and initialled for the purposes of identification by or on behalf of (a) Jaffar, Bashar and the UK Buyer 1 in relation to the CTRL Agreement, (b) CTL and the UK Buyer 2 in relation to the CTL Agreement, (c) CTSL and the Cyprus Buyer in relation to the CTL (Malaysia) Agreement and (d) CTSL and the Cyprus Buyer in relation to the CTSL Agreement;

“Aggregate Purchase Price”	means US$54.5 million;
“Ancillary Document”	means any licence, deed, permission, approval, consent or other document supplemental to or otherwise associated with any Occupational Agreement or any Letting Document;
“Business Day”	means any day other than a Saturday or Sunday on which banks are normally open for general business in London and New York;
“Buyer”

means the UK Buyer 1, UK Buyer 2 or the Cyprus Buyer as the case may be, “Buyers” means the UK Buyer 1, UK Buyer 2 or the Cyprus Buyer together and the “relevant Buyer” shall mean the relevant one thereof;

“Buyer’s Group”

means the relevant Buyer, any holding company of the relevant Buyer and any subsidiary of the relevant Buyer’s holding company from time to time provided that TSYS shall be deemed for these purposes to be the ultimate holding company of the Buyer’s Group;

“Buyer’s Solicitors”	means King & Spalding International LLP of 25 Cannon Street, London EC4M 5SE;
“Buy-out Agreements”	means (a) the CTRL Buy-out Agreements, (b) the CTL Buy-out Agreements and (c) the CTSL Buy-out Agreements;
“Card Technology Ltd”	means Card Technology Ltd (Cayman) a company incorporated in the Cayman Islands with registered number 328708;
“Claim”

means any claim by the relevant Buyer for a breach of any (a) CTRL Warranty, (b) CTL Warranty, (c) CTL (Malaysia) Warranty, (d) of the CTL (Malaysia) Taxation Deed, (e) CTSL Warranty or (f) of the CTRL Taxation Deed;

“Companies Act”	means the Companies Act 1985 (as amended by the Companies Act 1989) in relation to the United Kingdom and the Company Act 1965 (as amended) in relation to Malaysia;
“Completion”	means completion of this Deed of Warranty, the CTRL Agreement, the CTL Agreement, the CTSL Agreement and the CTL (Malaysia) Agreement;
“Completion Date”	means the date hereof;
“Computer Contracts”

means all arrangements and agreements pursuant to which any third party (which for such purposes shall include any of the respective Sellers under any of the CTRL Agreement, the CTL Agreement, the CTSL Agreement and the CTL (Malaysia) Agreement) provides any element of the Computer System to CTRL, the CTL Business, CTL (Malaysia) or the CTSL Business (as the case may be);

“Computer System”

means all computer hardware, software and networks owned or used by CTRL, the CTL Business, CTL (Malaysia) or the CTSL Business (as the case may be) including all arrangements relating to the provision of maintenance and support, security, disaster recovery, facilities management, bureau and on-line services to CTRL, the CTL Business, CTL (Malaysia) or the CTSL Business (as the case may be);

“Conduits”	means all sewers, drains, pipes, wires, cables, conduits and other conducting media and ancillary equipment and apparatus;
“Confidential Information”

means all information not publicly known (other than by reason of a breach of any confidentiality undertaking in relation to CTRL, CTL (Malaysia), the CTL Business or the CTSL Business (as the case may be) or any obligations under this Agreement, the CTRL Agreement, the CTL Agreement, the CTSL Agreement or the CTL (Malaysia) Agreement) which is used in or relating to the business, customers and affairs of CTRL, CTL (Malaysia), the CTL Business or the CTSL Business (as the case may be) including, without limitation, details of and information relating to (i) all formulas, designs, specifications, drawings, data, manuals and instructions; (ii) all customer lists and details; (iii) all commercial relationships and project negotiations; (iv) all marketing and sales information; (v) all business plans and forecasts; (vi) all technical or other expertise; (vii) all computer software; (viii) all accounting and tax records; and (ix) all correspondence, orders and enquiries relating to any of the above;

“Costs”

means obligations, liabilities, losses, damages, actions, proceedings, claims, demands, costs (including reasonable legal costs) and expenses (including Taxation), fines, penalties or interest, in each case of any nature whatsoever;

“CTL”	means Card Tech Limited, a company incorporated in England and Wales with registered number 2402064;
“CTL Accounts”

means the audited accounts of CTL for the twelve month period ended on the Accounts Date comprising a balance sheet, a profit and loss account, notes and directors’ and auditors’ reports and a cash flow statement;

“CTL Agreement”	means the agreement made on the date hereof between CTL and the UK Buyer 2 and pursuant to which the UK Buyer 2 has agreed to purchase, and CTL has agreed to sell, the CTL Business;
“CTL Business”	means the business of processing, licensing, development and support of card management systems to the banking and financial services industry operated by CTL;
“CTL Disclosure Letter”	means the letter dated the date of this Agreement from CTL to the UK Buyer 2 for the purpose of making disclosures against the CTL Warranties in accordance with Clause 7;
“CTL Group Companies”	means CTL, CTRL, CTSL and CTL Malaysia;
“CTL Intellectual Property Licences In”

means all licences granted to CTL in respect of any Intellectual Property used or required to be used in the CTL Business, the CTRL Business, the CTL (Malaysia) Business or the CTSL Business, details of which are set out in Schedule 4 of the CTL Agreement except for licences from CTRL, CTL (Malaysia) or CTSL;

“CTL Intellectual Property Licences Out”	means all licences granted by CTL in respect of any Intellectual Property, details of which are set out in Schedule 4 of the CTL Agreement except for licences to CTRL, CTL (Malaysia) or CTSL;
“CTL IP Applications”	has the meaning given in Schedule 3
“CTL IP Registrations”	has the meaning given in Schedule 3;
“CTL Programs”

means (i) the software listed in Schedule 3 of the CTL Agreement, (ii) the software listed in Schedule 4 of the CTRL Agreement, (iii) the Software listed in Schedule 4 of the CTSL Agreement, and (iv) all other software that has been or is being developed by or on behalf of CTL, CTRL, CTSL or CTL (Malaysia) for use in the banking and financial services industry;

“CTL Property”	means any Property details of which are set out in Schedule 7 of the CTL Agreement;
“CTL Purchase Price”	has the meaning ascribed thereto in the CTL Agreement;

“CTL Shares”	means the entire issued share capital of CTL;
“CTL Warranty”	means any statement set out in Clause 7 or Schedule 3;
“CTL (Malaysia)”	means Card Tech Services (Malaysia) SDN BHD, a company incorporated in Malaysia with registered number 530418-P;
“CTL (Malaysia) Accounts”

means the audited accounts of CTL (Malaysia) for the twelve month period ended on the Accounts Date comprising a balance sheet, a profit and loss account, notes and directors’ and auditors’ reports and a cash flow statement;

“CTL (Malaysia) Agreement”	means the agreement of today’s date between CTSL and the Cyprus Buyer pursuant to which the Buyer has agreed to purchase, and CTSL has agreed to sell, the CTL (Malaysia) Shares;
“CTL (Malaysia) Business”	means the business of processing, licensing, development and support of card management systems to the banking and financial services industry operated by CTL Malaysia;
“CTL (Malaysia) Disclosure Letter”	means the letter dated the date of this Agreement from CTSL to the Cyprus Buyer for the purpose of making disclosures against the CTL (Malaysia) Warranties in accordance with Clause 6;
“CTL (Malaysia) Intellectual Property Licences In”

means all licences granted to CTL (Malaysia) in respect of any Intellectual Property used or required to be used in the CTL (Malaysia) Business, the CTRL Business, the CTL Business or the CTSL Business, details of which are set out in Schedule 5 of the CTL (Malaysia) Agreement except from licences to CTRL, CTL or CTSL;

“CTL (Malaysia) Intellectual Property Licences Out”

means all licences granted by CTL (Malaysia) in respect of any Intellectual Property, details of which are set out in Schedule 5 of the CTL (Malaysia) Agreement except for licences to CTRL, CTL or CTSL;

“CTL (Malaysia) IP Applications”	has the meaning given in Schedule 6;

“CTL (Malaysia) IP Registrations”	has the meaning given in Schedule 6;
“CTL (Malaysia) Property”	means any Property details of which are set out in Schedule 3 of the CTL (Malaysia) Agreement;
“CTL (Malaysia) Purchase Price”	has the meaning ascribed thereto in the CTL (Malaysia) Agreement;
“CTL (Malaysia) Shares”	means the entire issued share capital of CTL (Malaysia);
“CTL (Malaysia) Taxation Deed”	means the covenants relating to Taxation set out in Schedule 9;
“CTL (Malaysia) Taxation Warranties”	means the statements set out in Sections A and C of the CTL (Malaysia) Warranties;
“CTL (Malaysia) Warranty”	means any statement set out in Clause 6 or Schedule 6;
“CTRL”	means Card Tech Research Limited, a company incorporated in England and Wales with registered number 2522710;
“CTRL Accounts”

means the audited accounts of CTRL for the twelve month period ended on the Accounts Date comprising a balance sheet, a profit and loss account, notes and directors’ and auditors’ reports and a cash flow statement;

“CTRL Agreement”	means the agreement of today’s date between Jaffar, Bashar and the UK Buyer 1 pursuant to which the UK Buyer 1 has agreed to purchase, and Jaffar and Bashar have agreed to sell, the CTRL Shares;
“CTRL Business”	means the business of licensing and development of card management and support systems to the banking and financial services industry operated by CTRL;
“CTRL Disclosure Letter”	means the letter dated the date of this Agreement from Jaffar and Bashar to the UK Buyer 1 for the purpose of making disclosures against the CTRL Warranties in accordance with Clause 5;

“CTRL Intellectual Property Licences In”

means all licences granted to CTRL in respect of any Intellectual Property used or required to be used in the CTRL Business, the CTL Business, the CTL (Malaysia) Business or the CTSL Business, details of which are set out in Schedule 5 of the CTRL Agreement except for licences from CTL, CTL (Malaysia) or CTSL;

“CTRL Intellectual Property Licences Out”	means all licences granted by CTRL in respect of any Intellectual Property, details of which are set out in Schedule 5 of the CTRL Agreement except for licences to CTL, CTL (Malaysia) or CTSL;
“CTRL IP Applications”	has the meaning given in Schedule 4;
“CTRL IP Registrations”	has the meaning given in Schedule 4;
“CTL-R, LTD (Russia)”	means CTL-R, LTD (Russia), a company incorporated in Russia with registered number 1027700309240;
“CTRL Property”	means any Property details of which are set out in Schedule 3 of the CTRL Agreement;
“CTRL Purchase Price”	has the meaning ascribed thereto in the CTRL Agreement;
“CTRL Shares”	means the entire issued share capital of CTRL;
“CTRL Taxation Deed”	means the covenants relating to Taxation set out in Schedule 8;
“CTRL Taxation Warranties”	means the statements set out in Sections A and B of the CTRL Warranties;
“CTRL Warranty”	means any statement set out in Clause 5 or Schedule 4;
“CTSL”	means CTSL Card Tech Services Limited (Cyprus), a company incorporated in Cyprus with registered number 42004;
“CTSL Accounts”

means the audited accounts of CTSL for the twelve month period ended on the Accounts Date comprising a balance sheet, a profit and loss account, notes and directors’ and auditors’ reports and a cash flow statement;

“CTSL Agreement”	means the agreement of today’s date between CTSL and the Cyprus Buyer pursuant to which the Cyprus Buyer has agreed to purchase, and CTSL has agreed to sell, the CTSL Business;

“CTSL Business”	means the business of processing, licensing, development and support of card management systems to the banking and financial services industry operated by CTSL;
“CTSL Disclosure Letter”	means the letter dated the date of this Agreement from CTSL to the Cyprus Buyer for the purpose of making disclosures against the CTSL Warranties in accordance with Clause 8;
“CTSL Intellectual Property Licences In”

means all licences granted to CTSL in respect of any Intellectual Property used or required to be used in the CTSL Business, the CTRL Business, the CTL (Malaysia) Business or the CTL Business details of which are set out in Schedule 4 of the CTSL Agreement except for licences from CTRL, CTL (Malaysia) or CTL;

“CTSL Intellectual Property Licences Out”	means all licences granted by CTSL in respect of any Intellectual Property, details of which are set out in Schedule 4 of the CTSL Agreement except for licences to CTRL, CTL (Malaysia) or CTL;
“CTSL IP Applications”	has the meaning given in Schedule 5;
“CTSL IP Registrations”	has the meaning given in Schedule 5;
“CTSL Property”	means any Property details of which are set out in Schedule 7 of the CTSL Agreement;
“CTSL Purchase Price”	has the meaning ascribed thereto in the CTSL Agreement;
“CTSL Shares”	means the entire issued share capital of CTSL;
“CTSL Warranty”	means any statement set out in Clause 8 or Schedule 5;
“Determination”	means a judgment of a court of competent jurisdiction (which is not subject to appeal) (and “Determined” shall be construed accordingly);
“Eligible Employees”	means Jaffar and Bashar and each of the other Key Personnel and “Eligible Employee” shall mean each of them individually;

“Encumbrance”	means a mortgage, charge, pledge, lien, option, restriction, third party right or interest, or any other encumbrance or security interest of any kind;
“Environment”

means the environment as defined in section 1(2) of the Environmental Protection Act 1990 or applicable legislation relating to the environment in the relevant jurisdiction and shall also include any living organisms or other ecological systems of which they form part and in the case of man includes his senses and his property;

“Environmental and Health and Safety Laws”

means all and any of the following to the extent that they are enforceable from time to time in any applicable jurisdiction:

(a)       any supranational, national, European Union, federal, state or local statutes, directives or other laws or legislation or subordinate legislation;

(b)      all rules, regulations, orders (including orders in council and any orders of any Secretary of State), notices, guidelines, guidance notes, codes of practice or circulars made or issued under (a) above;

(c)       all common laws, civil codes and equity; and

(d)      any judgments, decisions, notices, orders, directions, agreements, instructions or awards by or with any person having regulatory powers and/or authority at law and/or any court of law or tribunal;

to the extent that they relate to and/or concern the protection of the Environment or human health or safety (whether in the workplace or elsewhere) or provide remedies and/or compensation in respect of any harm to the Environment or human health or safety or any loss arising therefrom; and

“Environmental and Health and Safety Permits”	means any permit, licence, authorisation, consent or other approval required pursuant to any Environmental and Health and Safety Law and includes any variations or modifications thereto;
“Escrow Account”	means the account to be maintained by the Escrow Agent in accordance with the Escrow Agreement;

“Escrow Account Balance”

means, at any relevant time, the then amount standing to the credit of the Escrow Account (comprising the Escrow Amount) (i) plus any interest or profit generated therefrom, (ii) less any payments made from the Escrow Account to any Buyer pursuant to Clause 4.5, any payments made to the Sellers pursuant to Clause 4.4 and any amounts to which Clause 4.6 applies;

“Escrow Account Claim”

means any claim by any Buyer for breach of any of the provisions of the CTRL Agreement, the CTL Agreement, the CTSL Agreement, the CTL (Malaysia) Agreement or this Agreement (including, without limitation, any payment due under Clause 3.6.3) or of any documents executed pursuant to any of them;

“Escrow Agent”

means Deutsche Bank AG, a corporation domiciled in Frankfurt am Main, Germany, acting through its London Branch at Winchester House, 1 Great Winchester Street, London EC2N 2DB as referred to in Clause 4 and appointed pursuant to the Escrow Agreement;

“Escrow Agreement”	means the agreement between the parties to this Agreement and the Escrow Agent in the Agreed Form attached as Schedule 10;
“Escrow Amount”	US$8 million;
“Escrow Period”	means the period commencing on the date of this Agreement and ending on the date falling two years after the date of this Agreement;
“Estimated Statement of Working Capital”

means in respect of each of CTRL, CTL (Malaysia), the CTL Business and the CTSL Business, the estimated statement of working capital in the Agreed Form prepared in accordance with Clause 3 and the Relevant Accounting Principles;

“Freehold Property”	means each and every freehold property comprised in CTL Property, CTL (Malaysia) Property, CTSL Property or CTRL Property (as the case may be);
“FSMA”	means the Financial Services and Markets Act 2000;

“holding company” and “subsidiary”

mean holding company and subsidiary respectively as defined in sections 736 and 736A of the Companies Act and shall apply to any company which is not incorporated in England and Wales as if such company was incorporated in England and Wales;

“Independent Accountant”	means an independent firm of internationally recognised chartered accountants as determined in accordance with Clause 3.3;
“Initial Escrow Period”	means the period commencing on the date of this Agreement and ending at midnight on 31 March 2007;
“Insurance Policies”	means in respect of each of CTRL, CTL (Malaysia), CTL and CTSL respectively all insurance policies maintained by it or in which it has an interest;
“Intellectual Property”

means all Intellectual Property Rights owned by CTRL, CTL (Malaysia), CTL or CTSL (as the case may be) including but not limited to the Intellectual Property set out in the relevant Intellectual Property Schedules of the CTRL Agreement, CTL (Malaysia) Agreement, CTL Agreement and the CTSL Agreement;

“Intellectual Property Rights”

means

(i) all patents, registered trade marks, registered designs, applications and rights to apply for any of those rights;

(ii) unregistered trade marks, copyrights (including, where applicable, applications and rights to apply for registration of copyright and rights in computer software), topography rights, database rights, moral rights, trade secrets, rights in designs and inventions, rights of confidentiality;

(iii) trade, business and company names, internet domain names and email addresses;

(iv) the goodwill attaching to any of the above rights; and

(v) any forms of protection of a similar nature and having equivalent or similar effect to any of the rights described in (i) to (iv) above which may subsist anywhere in the world;

“IP Assignment”

means the Intellectual Property Assignment to be entered into at Completion, in the Agreed Form, between each of (1) CTL-R, LTD (Russia), (2) CTSL and (3) the Cyprus Buyer whereby certain intellectual property owned by CTL-R LTD (Russia) is to be assigned to the Cyprus Buyer;

“Jaffar and Bashar Warranty”	means any Statement in Clause 9 or Schedule 7;
“Key Personnel”	means Steve Hilling, Edith Kessler-Charalmabos, Evelyne Moussa, Theodoros Paschalides, Lambros Papadopoulos, Panayiotes Modestou, Chris Taylor, Rochelle Givoni;
“Lease”	means any lease or underlease (however inferior);
“Leasehold Property”	means each and every relevant Lease which are comprised in CTL Property, CTL (Malaysia) Property, CTSL Property or CTRL Property (as the case may be);
“Letting”	means the leases and licences which are comprised in CTL Property, CTL (Malaysia) Property, CTSL Property or CTRL Property (as the case may be);
“Licence”

means a licence, permit, consent, certification, notification, registration or other authorisation, used by, granted to, or required by CTRL, CTL (Malaysia), the CTL Business or the CTSL Business (as the case may be) which is material to and in connection with the carrying on of their respective businesses but excluding the CTL Intellectual Property Licences In, the CTL Intellectual Property Licences Out, the CTL (Malaysia) Intellectual Property licences In, the CTL (Malaysia) Intellectual Property Licences Out, the CTRL Intellectual Property Licences In, the CTRL Intellectual Property Licences Out, CTSL Intellectual Property Licences In and the CTSL Intellectual Property Licences Out;

“Management Reports”

means the unaudited combined reports of each of CTL, CTSL, CTRL and CTL (Malaysia) compiled separately copies of which are annexed to the CTL Disclosure Letter, CTSL Disclosure Letter, CTRL Disclosure Letter and the CTL (Malaysia) Disclosure Letter respectively;

“Material Adverse Change”

means any change, event or effect materially adverse to the condition and operation (financial or otherwise), business, assets, liabilities, prospects, or results of operations, in each case, of (a) CTRL, (b) CTL (Malaysia), (c) the CTL Business or (d) the CTSL Business but excluding, (a) any material adverse change in financial, banking, capital markets or general economic conditions, or (b) any matter effected pursuant to and in accordance with the CTRL Agreement, CTL (Malaysia) Agreement, the CTL Agreement, the CTSL Agreement or this Agreement (as the case may be);

“Material Customers”

means in respect of all customer contracts of CTRL, CTL, CTSL and CTL (Malaysia), the 20 customers, which over the 12 calendar month period prior to 30 May 2006 have earned the greatest aggregate revenue for CTRL, CTL, CTSL or CTL (Malaysia) (taken together);

“Moral Rights”

means any and all moral rights, including (i) the right to be identified as the author or director of certain copyright material granted by Section 77 of the Copyright, Designs and Patents Act 1988; (ii) the right to object to derogatory treatment of certain copyright material granted by Section 80 of that Act; (iii) the right to privacy of certain photographs and films granted by Section 85 of that Act; and (iv) so far as legally possible, any broadly equivalent rights in any territory in the world;

“Occupational Agreement”

means any Lease, tenancy agreement, service occupancy, licence to occupy and other agreement or arrangement, together with any Ancillary Document, relating to the occupation or use of the relevant Property by CTRL, CTL (Malaysia), CTL or CTSL (as the case may be) (whether oral or written);

“Owner”

means, in respect of each Property, the company identified as the owner of the relevant Property in Schedule 7 of the CTL Agreement, Schedule 3 of the CTL (Malaysia) Agreement, Schedule 7 of the CTSL Agreement and Schedule 3 of the CTRL Agreement;

“Payables”	shall have the meaning ascribed thereto in the CTL Agreement and the CTSL Agreement (as the case may be);

“Pension Plan”	any arrangement, plan or practice providing retirement benefit or pension or death or disability benefits;
“Permitted Encumbrances”

means (i) security interests arising by operation of law; or (ii) security interests under sales contracts with title retention provisions or equipment leases with third parties entered into in the ordinary course of business;

“Planning Legislation”

means in relation to the United Kingdom the Local Government Planning and Land Act 1980, the Town and Country Planning Act 1990, the Town and Country Planning (Consequential Provisions) Act 1990, the Planning (Control of Hazardous Substances) Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning and Compensation Act 1991 and all statutes and statutory instruments containing provisions relating to town and country planning from time to time in force and all other regulations, rules, orders and directions made thereunder and in relation to any jurisdiction other than the United Kingdom, all statutes, statutory instruments, laws, regulations, rules, orders and directives containing provisions relating to planning in relation to property from time to time in force and all other regulations, rules, orders and directions made thereunder;

“Previous Shareholders”	Raad Chalabi, Mohammed Al-Bassam, Leila Osserein, S.P. Degree Limited, Card Technology Ltd (Cayman Islands), Scalenine Limited and any of their Affiliates;
“Property”	means each and every CTL Property, CTL (Malaysia) Property, CTSL Property and CTRL Property and every part thereof including any buildings or structures thereon;
“Receivables”	shall have the meaning ascribed thereto in the CTL Agreement and the CTSL Agreement (as the case may be);
“Relevant Accounting Principles”	means the accounting principles set out in Schedule 2;
“Rent”	includes licence fees, charges for occupation or use, mesne profits, damages for trespass and compensation for use and/or occupation;

“Retention Bonus Agreements”	means the bonus agreements between each of the Jaffar and Bashar and UK Buyer 2 in the Agreed Form;
“Sellers”	means in respect of (i) CTRL, Jaffar and Bashar, (ii) the CTL Business, CTL, (iii) CTL (Malaysia), CTSL and (iv) the CTSL Business, CTSL;
“Seller’s Solicitors”	means Stringer Saul of 17 Hanover Square London W1S 1HU and smwlaw of 26A Albermarle Street, London W1S 4HY;
“Senior Consultants”	means Christodoulos Stavrou, Rolandos Kamenias, Alok Bhargava, John Abraham, Theodoros A Savvides, Yiannos Karoullas, Panayiotis Modestou, Evelyne Moussa, Evelthon Patrickios and Joseph Elia;
“Services Agreement”

means the services agreement to be entered into at Completion, in the Agreed Form, between the Cyprus Buyer and CTSL whereby the Cyprus Buyer will purchase certain development and customer support services from CTSL which are provided to CTSL by CTL-R, LTD (Russia) and certain consultants of CTSL;

“Settlement”	means an agreement in writing signed by the relevant Sellers and the relevant Buyer in respect of one or more Escrow Account Claims (and “Settled” shall be construed accordingly).
“Statement of Working Capital”

means in respect of each of CTRL, CTL (Malaysia), the CTL Business and the CTSL Business (as the case may be) the statement of working capital in the Agreed Form prepared in accordance with Clause 3 and the Relevant Accounting Principles;

“Tax” or “Taxation”

means

(a)       any form of tax, levy, duty, rate, contribution, charge, impost, hypothecation, deduction, or withholding whether governmental, statutory, state, provincial, local governmental or municipal whenever created or imposed and whether of the United Kingdom, Malaysia or elsewhere including (without limitation):

(i)      taxes on gross or net income, profits or gains, including any income tax (or amounts equivalent to it) required to be deducted or withheld from or otherwise accounted for, in respect of any payment or the provision of any benefit, corporation tax, advance corporation tax, corporate income tax, capital gains tax and any liability or charge under section 419 or section 601 ICTA;

(ii)    any taxes, rates, levies or contributions on receipts, sales, use, licence, lease, service use, occupation, franchise or real property;

(iii)   stamp duty, stamp duty land tax, stamp duty reserve tax and any documentary duties or taxes and any registration fees or duties;

(iv)   any value added tax, goods and services tax, purchase tax, sales tax, wholesale tax, any turnover tax, service tax under the Service Taxes Act 1975 (Malaysia), added value tax and any investment tax;

(v)     landfill tax, any environmental taxes and any other waste disposal tax or duty, duties or levies, any fuel tax and any tax on the construction of any building or structure and any other tax relating to any landfill;

(vi)   any customs or excise duty, export duty under the Customs Act 1967 (Malaysia) or tax and import taxes or duties;

(vii)  any social security contributions, national insurance contributions, employee provident fund contributions under the Employees Provident Fund Act 1991 (Malaysia) and any tax or levy on general salary or emoluments, fees paid or payable on or in respect of any employees or officers;

(viii)any withholdings or deductions of or on account of any taxation;

(ix)   real estate transfer taxes, real property gains tax under the Real Property Gains Tax Act 1975 (Malaysia), real estate and property taxes including stamp duty land tax;

(x)     any capital duty or other tax, duty or levy in respect of the allotment or issue of any shares or securities or the raising of any capital;

(xi)   any insurance taxes, including insurance premium tax;

(xii)  any tax in respect of any dividend or distribution or any deemed or constructive dividend or distribution and for the avoidance of doubt any debt due under Section 108 Income Tax Act 1967 (Malaysia);

(xiii)any capital transfer tax, inheritance tax, wealth tax, net wealth tax, gift tax, capital appreciation tax any taxes levied on or by reference to any asset value; and

(xiv) any other taxes, levies, duties, rates, contributions, charges, imposts, deductions, hypothecations, or withholdings similar to, corresponding with or replacing or replaced by any of the foregoing, and

(b)      all charges, surcharges, interest, penalties, fines and other similar liabilities incidental or relating to, or relating to any obligation in respect of, any Taxation falling within paragraph (a) of this definition;

“Tax Authority”	means any authority, body or person, whether of the United Kingdom, Malaysia or elsewhere, competent to impose, assess or collect any Taxation Liability;

“Tax Warranties”	means any Warranty relating to Tax contained in the Warranties;
“Termination Agreement”

means the termination agreement to be entered into at Completion, in the Agreed Form, between each of (1) CTRL, (2) CTL (Malaysia), (3) CTL, (4) CTSL, (5) CTL-R, LTD (Russia), (6) Inpass Limited, (7) Card Technology Ltd, and (8) Algebra Limited whereby these parties agree to the termination of certain licences;

“TSYS”	means Total System Services, Inc;
“Unregistered CTL IP”	has the meaning given in Schedule 3;
“Unregistered CTL Malaysia IP”	has the meaning given in Schedule 6;
“Unregistered CTRL IP”	has the meaning given in Schedule 4;
“Unregistered CTSL IP”	has the meaning given in Schedule 5;
“Warranty”	means any of the CTRL Warranties, CTL (Malaysia) Warranties, CTL Warranties and CTSL Warranties; and
“Working Capital”

means the difference between the combined current assets and current liabilities of CTRL, CTL (Malaysia), the CTL Business and the CTSL Business (as the case may be) determined for the purposes of this Agreement pursuant to and in accordance with the Relevant Accounting Principles.

1.2	In this Agreement:
1.2.1

references to a “person” include an individual, body corporate (wherever incorporated), unincorporated association, trust or partnership (whether or not having separate legal personality), government, state or agency of a state, or two or more of the foregoing;

1.2.2	references to a clause or schedule are to a clause or schedule of this Agreement, and references to this Agreement include the schedules;
1.2.3	the headings in this Agreement do not affect its construction or interpretation;
1.2.4

references to a statute or a statutory provision include references to such statute or provision as amended or re-enacted whether before or after the date of this Agreement and include all subordinate legislation made under the relevant statute whether before or after the date of this Agreement save where that amendment or re-enactment will extend or increase the liability on any party under this Agreement;

1.2.5	a reference to a document is a reference to that document as amended or modified from time to time in writing by the mutual consent of the parties;
1.2.6	references to writing shall be deemed to include any modes of reproducing words in a legible or non-transitory form;
1.2.7	the singular includes the plural and vice versa and any gender includes any other gender;
1.2.8

the “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business, including proceedings whereby liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or debtor’s relief is sought;

1.2.9

references to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than England, be deemed to include the legal concept which most nearly approximates in that legal jurisdiction to the English legal term;

1.2.10

references to “indemnify” and “indemnifying” any person against any liability or circumstance include indemnifying him and keeping him harmless from all actions, claims, demands and proceedings from time to time made against that person and all losses, damages, payments, costs and expenses (including legal costs and expenses on a full indemnity basis) made, suffered or incurred by that person as a consequence of or which would not have arisen but for that liability or circumstance and where any payment made under any indemnity is subject to any Tax or cost or expense which would not have been incurred by the payee but for the payment, it shall be increased by such amount as is necessary to ensure that the payee receives the same net amount as it would have received had the payment not been subject to such Tax, cost or expense save that the payee shall use reasonable endeavours to mitigate any such Tax, cost or expense.

2	COMPLETION
2.1

Completion of this Agreement shall take place at the offices of the Buyer’s Solicitors immediately after signature of this Agreement and immediately prior to Completion of the CTRL Agreement, the CTL Agreement, the CTSL Agreement and the CTL (Malaysia) Agreement.

2.2	At Completion, the Sellers shall deliver or procure the delivery to the Buyer or the Buyer’s Solicitors of the following:
2.2.1	Bonus Agreements duly executed by each of Jaffar and Bashar;
2.2.2	the Services Agreement duly executed by CTSL;
2.2.3	the Escrow Agreement duly executed by each of the Sellers;

2.2.4

the CTL Accounts, the CTSL Accounts, the CTRL Accounts and the CTL (Malaysia) Accounts in each case duly signed as required by applicable law as if such accounts were to be filed with the relevant regulatory body as required by applicable law; and

2.2.5	new employment Agreements in the Agreed form between CTL and each of Jaffar and Bashar.
2.3	At Completion, the Buyer shall deliver or procure the delivery to the Seller’s Solicitors of the following:
2.3.1	Bonus Agreements duly executed by the UK Buyer 1;
2.3.2	the Services Agreement duly executed by the Cyprus Buyer; and
2.3.3	the Escrow Agreement duly executed by the Buyers; and
2.3.4	the IP Assignment duly executed by the Cyprus Buyer.
2.4	At Completion, the Buyers shall procure the payment of the Escrow Amount to the Escrow Agent.
2.5	Within 14 days of Completion, the Sellers shall deliver or procure the delivery to the Buyer or the Buyer’s Solicitors of the following:
2.5.1	the Termination Agreement duly executed by CTRL, CTL (Malaysia), CTL, CTSL, CTL-R, LTD (Russia), Inpass Limited, Card Technology Limited and Algebra Limited; and
2.5.2	the IP Assignment duly executed by CTL-R, LTD (Russia) and CTSL.
3	WORKING CAPITAL
3.1

Not later than 5 Business Days prior to Completion the relevant Seller(s) and the Buyer shall agree the Estimated Statement of Working Capital in respect of each of CTRL, CTL (Malaysia), the CTL Business and the CTSL Business in each case prepared in accordance with the Relevant Accounting Principles.

3.2

Within 100 Business Days after Completion, the Buyer will review each of the Estimated Statements of Working Capital to ascertain whether each of the Estimated Statements of Working Capital gave a true and accurate view as at Completion of the Working Capital of CTRL, CTL (Malaysia), the CTL Business and the CTSL Business (as the case may be) including, without limitation, the reconciliation of payables and receivables of CTRL and CTL (Malaysia) to actual receipt of such payables and receivables and the reconciliation of payables and receivables of each of the CTL Business and the CTSL Business to actual payment or receipt of such payables and receivables in accordance with Clause 13.3 of the CTL Agreement and Clause 13.3 of the CTSL Agreement respectively in each case prepared in accordance with the Relevant Accounting Principles. The Buyer shall then prepare draft Statements of Working Capital in accordance with the Relevant Accounting Principles in respect of each of CTRL, CTL (Malaysia), the CTL Business and the CTSL Business at Completion showing where necessary where the relevant Estimated Statements of Working Capital did not give a true and accurate view as at

Completion of the Working Capital of CTRL, CTL (Malaysia), the CTL Business and the CTSL Business as aforesaid including, without limitation, the reconciliation of payables and receivables of CTRL and CTL (Malaysia) to actual receipt of such payables and receivables and the reconciliation of payables and receivables of each of the CTL Business and the CTSL Business to actual payment or receipt of such payables and receivables in accordance with Clause 13.3 of the CTL Agreement and Clause 13.3 of the CTSL Agreement respectively. The relevant Seller(s) shall procure, so far as they are able, that the auditors of CTRL, CTL (Malaysia), CTL and CTSL shall provide to the relevant Buyer all reasonable assistance and access to documents or records to perform its obligations hereunder, including access to all working papers. Once prepared, and no later than 120 Business Days after Completion, the draft Statements of Working Capital shall be delivered by the Buyers to the Seller(s). No later than 10 Business Days after the receipt of the relevant draft Statement of Working Capital, the relevant Seller(s) shall notify the Buyers in writing whether or not they accept the relevant draft Statement of Working Capital. The Buyer relevant shall ensure that the relevant Seller(s) are given access to all additional information they may reasonably require to enable the relevant Seller(s) to make a determination in respect of the relevant draft Statement of Working Capital.

If the relevant Seller(s) notify the Buyers that they do not accept the relevant draft Statement of Working Capital:

(a)

the relevant Seller(s) shall set out in such notice their reasons for such non-acceptance and specify the adjustments, with supporting evidence, which they believe should be made to the relevant draft Statement of Working Capital in order to comply with the requirements of this Agreement; and

(b)

within 10 Business Days of receipt by the Buyers of such notice, the Buyers and the relevant Seller(s) shall use all reasonable endeavours to agree the adjustment (if any) to be made to the relevant draft Statement of Working Capital.

If the relevant Seller(s) accept the relevant draft Statement of Working Capital (either as originally submitted or after agreed adjustments) or if the relevant Seller(s) fail to notify the Buyers of their non-acceptance of the relevant draft Statement of Working Capital within the period referred to in this Clause 3.2, the relevant draft Statement of Working Capital (with any agreed adjustments) shall constitute the Statement of Working Capital in respect of CTRL, CTL (Malaysia), the CTL Business or the CTSL Business (as the case may be) which shall be final and binding on the parties.

3.3

If the Buyers and the relevant Seller(s) do not reach agreement within 10 Business Days of the relevant Seller(s) notice of non-acceptance under Clause 3.2, the matters in dispute may be referred on the application of either the relevant Seller(s) or the Buyers to an independent firm of internationally recognized chartered accountants as agreed by the Buyers and the relevant Seller(s) in writing or in default of nomination by agreement, appointed on the application of the Buyers or the relevant Seller(s) by the President for the time being of the Institute of Chartered Accountants in England and Wales or any successor body thereto for determination and a statement of what adjustments (if any) are necessary to the relevant draft Statement of Working Capital in order for them to have been prepared in accordance with this Agreement, on the following terms:

(a)	the Independent Accountant shall act as an expert (and not as an arbitrator);
(b)

in so far as they are able, the Buyers and the relevant Seller(s) shall each provide the Independent Accountant with all information relating to CTRL, CTL (Malaysia), the CTL Business or the CTSL Business (as the case may be) which the Independent Accountant reasonably requires;

(c)	the Independent Accountant’s decision shall be made within 20 Business Days of the referral and shall, in the absence of fraud or manifest error, be final and binding on the parties; and
(d)	the Independent Accountant’s costs shall be paid equally by the Buyers (as to one half) and the relevant Seller(s) (as to the other half) or as it otherwise determines.

The costs of the Buyer’s Accountants pursuant to the provisions of this Clause 3 shall not be taken into account in the calculation of Working Capital. The costs of existing auditors shall be borne by the relevant Seller(s).

3.4

Within five Business Days after determination of the Statement of Working Capital in respect of each of CTRL, CTL (Malaysia), the CTL Business and the CTSL Business, if the Working Capital set out in the relevant Statement of Working Capital exceeds the amount of Working Capital stated in the relevant Estimated Statement of Working Capital (each the “Working Capital Amount”), the relevant Buyer shall, subject to clause 3.6, pay to the relevant Seller(s) the amount of such excess, together with an amount equivalent to interest thereon at the rate of two per cent above the base rate from time to time of Barclays Bank plc (accrued daily and compounded monthly) for the period from the Completion Date to the date of payment (each an “Excess”);

3.5

Within five Business Days after determination of the relevant Statement of Working Capital, if the Working Capital set out in the relevant Statement of Working Capital is less than the relevant Working Capital Amount, the relevant Seller(s) shall, subject to clause 3.6, pay to the relevant Buyer the amount of such shortfall, together with an amount equivalent to interest thereon at the rate of two per cent above the base rate from time to time of Barclays Bank plc (accrued daily and compounded monthly) for the period from the Completion Date to the date of payment (each a “Shortfall”).

3.6

Prior to the payment of any sum pursuant to Clause 3.4 or Clause 3.5 all Excesses and all Shortfalls in respect of CTRL, CTL (Malaysia), the CTL Business and the CTSL Business shall be aggregated and netted off against each other (for the avoidance of doubt producing one aggregate Excess or one aggregate Shortfall for the aggregate Working Capital of CTRL, CTL (Malaysia), the CTL Business and the CTSL Business taken together) and:

3.6.1

if the result thereof is there is no net aggregate Excess or net aggregate Shortfall then (a) the Buyers in the case of any Excess referred to in Clause 3.4 shall not be required to make any payment to any of the Sellers pursuant to Clause 3.4 and (b) the Sellers in the case of any Shortfall referred to in Clause 3.5 shall not be required to make any payment to any of the Buyers pursuant to Clause 3.5 and in the case of (a) and (b) appropriate payments shall be made between the relevant Sellers or between the relevant Buyers (as the case may be), so that in each case after such payments shall have been made between the relevant Sellers or between the relevant Buyers (as the case may be) no such Excess referred to in Clause 3.4 and no such Shortfall referred to in Clause 3.5 shall remain;

3.6.2

if the result thereof is there is a net aggregate Excess then the Buyers shall procure the payment to CTL of the amount of such net aggregate Excess in accordance with the payment mechanisms referred to in Clause 3.4 and CTL shall receive such sum in trust and on behalf of each of the Sellers (CTL being irrevocably authorised by each of the Sellers to receive the same) and payment of such sum shall constitute a good and sufficient discharge to the Buyers in respect of its obligations under Clause 3.4, and thereafter the Sellers shall make the appropriate payments to the relevant other Sellers so that after such payments shall have been made between the relevant Sellers no such Excess referred to in Clause 3.4 and no such Shortfall referred to in Clause 3.5 shall remain;

3.6.3

if the result thereof is there is a net aggregate Shortfall, CTL shall pay to the Buyers the amount of such net aggregate Shortfall in accordance with the payment mechanisms referred to in Clause 3.5 (CTL being authorised by each of the Sellers to make such payment) and payment of such sum shall constitute a good and sufficient discharge to the Sellers of their obligations to the Buyers under Clause 3.5, and thereafter the Sellers shall make the appropriate payments to the relevant other Sellers so that after such payments shall have been made between the relevant Sellers no such Excess referred to in Clause 3.4 and no such Shortfall referred to in Clause 3.5 shall remain save that any payments made to the Buyers pursuant to this Clause 3.6.3 may, at the direction of the Sellers, be made out of the Escrow Amount; and

3.6.4

for the avoidance of doubt the Buyers shall have no obligations or duties whatsoever to any Seller in respect of any payment due between the relevant Sellers pursuant to any of Clauses 3.6.1, 3.6.2 or 3.6.3.

4	THE ESCROW AMOUNT
4.1

At completion, the Buyers shall procure the deposit of the Escrow Amount in the Escrow Account and each of the Buyers and each of the Sellers shall enter into the Escrow Agreement, inter alia, appointing the Escrow Agent as escrow agent. The Escrow Amount shall not be subject to any right of set-off or claim which any institution, with which any of the Escrow Amount is held, may have from time to time have against any of the Sellers, the Buyers or the Escrow Agent.

4.2

Any bank or other charges arising in respect of the Escrow Account and the fees and expenses of the Escrow Agent determined in accordance with and pursuant to the Escrow Agreement shall be charged to the Escrow Account.

4.3

Any interest or profit generated from the Escrow Account (subject to any deduction of tax at source and any other charges properly charged to the Escrow Account) shall be retained in the Escrow Account as referred to in Clause 4.2. Each time part of the Escrow Amount is paid out of the Escrow Account to the Sellers or any Buyer it shall have added to it the corresponding proportion of the interest or profit accrued to the Escrow Account on the Business Day preceding the date of payment, save where the entire Escrow Amount is to be paid out when the corresponding proportion of the interest or profit accrued to the Escrow Account shall be calculated on the date of payment (subject to any deductions as above).

4.4	Subject to Clauses 4.5 to 4.7, the Escrow Agent shall:
(a)

on the Business Day following the expiry of the Initial Escrow Period release to the Sellers an amount equal to 40 per cent of the then Escrow Account Balance less any deductions in accordance with Clause 4.2; and

(b)	on the Business Day following the expiry of the Escrow Period release to the Sellers the then Escrow Account Balance less any deduction in accordance with Clause 4.2.
4.5

If one or more Escrow Account Claims is notified to the Escrow Agent and the Sellers in accordance with Clause 12 and is Settled or otherwise Determined within the Escrow Period, the Escrow Agent shall procure the payment out of the Escrow Account to the Buyers of an amount equal to the amount of the liability (as so Settled or Determined) together with any amount referred to in Clause 4.3 in satisfaction of the relevant liability or, if the aggregate amount in the Escrow Account is less than the amount of the liability, the Escrow Account Balance towards satisfaction of the relevant liability less any deductions in accordance with Clause 4.2.

4.6

If proceedings in respect of an Escrow Account Claim are commenced and notified to the Sellers in accordance with Clause 12 before the expiration of the Initial Escrow Period or the Escrow Period (as the case maybe) but such Escrow Account Claim is not Settled or otherwise Determined prior to the expiry of the Initial Escrow Period or the Escrow Period (as the case may be), then not later than 10 Business Days prior to the expiry of the Initial Escrow Period or the Escrow Period (as the case may be) the Buyers shall notify the Escrow Agent and the Sellers in writing of their reasonable estimate of the amount of such Escrow Account Claim on a without prejudice basis. Such estimate shall be accompanied by a written opinion of a Queen’s Counsel to the effect that in the light of the facts, matters and circumstances known to the Buyers and notified to the Queen’s Counsel, such Escrow Account Claim is not frivolous or vexatious and that the estimate is a reasonable one. On receipt by the Escrow Agent of such notice any release by the Escrow Agent from the Escrow Account pursuant to Clause 4.4 shall be subject to a deduction from the amount otherwise to be released of the amount so estimated.

4.7

The Escrow Agent shall retain the amount specified in Clause 4.6 in the Escrow Account until such Escrow Account Claim is Settled or otherwise Determined. On Settlement or other Determination of any such Escrow Account Claim the Escrow Agent shall pay to the Buyers from the Escrow Account an amount equal to the amount of the liability (as so Settled or Determined) in satisfaction of the relevant liability or, if the aggregate amount in the Escrow Account is less than the amount of the liability, the Escrow Account Balance towards satisfaction of the relevant liability.

4.8

For the avoidance of doubt, nothing contained in this Clause 4 shall prejudice the right of any Buyers to make any Escrow Account Claim against any of the Sellers in respect of any such Escrow Account Claim whether during or after the Escrow Period and to make recovery in respect of any such claim otherwise then in accordance with the procedure specified in this Clause 4.

5	CTRL WARRANTIES
5.1

Each of Jaffar and Bashar represents and warrants to UK Buyer 1 that each CTRL Warranty (save for CTRL Warranty 1.1) is true and accurate and not misleading at the date of this Agreement. Each of Jaffar and Bashar represents and warrants to UK Buyer 1 that Warranty 1.1 is true and accurate and not misleading in respect of the Shares set opposite his name in Schedule 2 of the CTRL Agreement at the date of this Agreement.

5.2

Each of Jaffar and Bashar acknowledge that UK Buyer 1 is entering into the CTRL Agreement and this Agreement in reliance upon the CTRL Warranties which have also been given as representations and with the intention of inducing UK Buyer 1 to enter into the CTRL Agreement and this Agreement.

5.3

The CTRL Warranties are qualified by matters fully and fairly disclosed such as to enable a person reasonably experienced in the business of TSYS and qualified in such matters to understand the issue in the CTRL Disclosure Letter but, subject thereto, shall not be qualified, nor shall a claim by UK Buyer 1 against Jaffar or Bashar under this Clause 5 be prevented or limited by any actual or constructive knowledge on the part of UK Buyer 1 or any of its Affiliates, or its or their respective directors, officers, employees or advisers, whether obtained through the CTRL Disclosure Letter, or otherwise.

5.4

Other than where expressly stated to the contrary, where a CTRL Warranty is qualified by the expression “to the best of the knowledge, information and belief of the relevant Sellers” or “so far as the relevant Sellers are aware”, that CTRL Warranty shall be deemed to include an additional statement that it has been made after enquiry of (i) each of Senior Consultants in the case of each CTRL Warranty numbered 19 and accordingly is deemed to include the knowledge, information and awareness of each such person that they possess in respect of CTRL.

6	CTL (MALAYSIA) WARRANTIES
6.1	CTSL represents and warrants to Cyprus Buyer that each CTL (Malaysia) Warranty is true and accurate and not misleading at the date of this Agreement.
6.2

CTSL acknowledges that Cyprus Buyer is entering into the CTL (Malaysia) Agreement and this Agreement in reliance upon the CTL (Malaysia) Warranties which have also been given as representations and with the intention of inducing the Cyprus Buyer to enter into the CTL (Malaysia) Agreement and this Agreement.

6.3

The CTL (Malaysia) Warranties are qualified by matters fully and fairly disclosed such as to enable a person reasonably experienced in the business of TSYS and qualified in such matters to understand the issue in the CTL (Malaysia) Disclosure Letter but, subject thereto, shall not be qualified, nor shall a claim by the Buyer against CTSL under this Clause 6 be prevented or limited by any actual or constructive knowledge on the part of the Cyprus Buyer or any of its Affiliates, or its or their respective directors, officers, employees or advisers, whether obtained through the CTL (Malaysia) Disclosure Letter, or otherwise.

6.4	Other than where expressly stated to the contrary, where a CTL (Malaysia)

Warranty is qualified by the expression “to the best of the knowledge, information and belief of the relevant Sellers” or “so far as the relevant Sellers are aware”, that CTL (Malaysia) Warranty shall be deemed to include an additional statement that it has been made after enquiry of (i) each of Senior Consultants in the case of each CTL (Malaysia) Warranty numbered 19 and accordingly is deemed to include the knowledge, information and awareness of each such person that they possess in respect of CTL (Malaysia).

7	CTL WARRANTIES
7.1	CTL represents and warrants to UK Buyer 2 that each CTL Warranty is true and accurate and not misleading at the date of this Agreement.
7.2

CTL acknowledges that UK Buyer 2 is entering into the CTL Agreement and this Agreement in reliance upon the CTL Warranties which have also been given as representations and with the intention of inducing UK Buyer 2 to enter into this Agreement.

7.3

The CTL Warranties are qualified by matters fully and fairly disclosed such as to enable a person reasonably experienced in the business of TSYS and qualified in such matters to understand the issue in the CTL Disclosure Letter but, subject thereto, shall not be qualified, nor shall a claim by UK Buyer 2 against CTL under this Clause 7 be prevented or limited by any actual or constructive knowledge on the part of UK Buyer 2 or any of its Affiliates, or its or their respective directors, officers, employees or advisers, whether obtained through the CTL Disclosure Letter, or otherwise.

7.4

Other than where expressly stated to the contrary, where a CTL Warranty is qualified by the expression “to the best of the knowledge, information and belief of CTL” or “so far as CTL is aware”, that CTL Warranty shall be deemed to include an additional statement that it has been made after enquiry of (i) each of Senior Consultants in the case of each CTL Warranty numbered 15 and accordingly is deemed to include the knowledge, information and awareness of each such person that they possess in respect of each CTL.

8	CTSL WARRANTIES
8.1	CTSL represents and warrants to Cyprus Buyer that each CTSL Warranty is true and accurate and not misleading at the date of this Agreement.
8.2

CTSL acknowledges that Cyprus Buyer is entering into the CTSL Agreement and this Agreement in reliance upon the CTSL Warranties which have also been given as representations and with the intention of inducing Cyprus Buyer to enter into this Agreement.

8.3

The CTSL Warranties are qualified by matters fully and fairly disclosed such as to enable a person reasonably experienced in the business of TSYS and qualified in such matters to understand the issue in the CTSL Disclosure Letter but, subject thereto, shall not be qualified, nor shall a claim by Cyprus Buyer against CTSL under this Clause 8 be prevented or limited by any actual or constructive knowledge on the part of Cyprus Buyer or any of its Affiliates, or its or their respective directors, officers, employees or advisers, whether obtained through the CTSL Disclosure Letter, or otherwise.

8.4

Other than where expressly stated to the contrary, where a CTSL Warranty is qualified by the expression “to the best of the knowledge, information and belief of CTSL” or “so far as CTSL is aware”, that CTSL Warranty shall be deemed to include an additional statement that it has been made after enquiry of (i) each of Senior Consultants in the case of each CTSL Warranty numbered 15 and accordingly is deemed to include the knowledge, information and awareness of each such person that they possess in respect of CTSL.

9	JAFFAR AND BASHAR WARRANTIES
9.1	Each of Jaffar and Bashar represents and warrants to the Buyers that each Jaffar and Bashar Warranty is true and accurate and not misleading at the date of this Agreement.
9.2

Each of Jaffar and Bashar acknowledge that the Buyers are entering into this Agreement in reliance upon the Jaffar and Bashar Warranties which have also been given as representations and with the intention of inducing the Buyers to enter into this Agreement.

10	PROVISIONS APPLICABLE TO ALL WARRANTIES
10.1

Each Seller undertakes not to make a claim against CTRL, CTL (Malaysia), CTL or CTSL or any director, officer or employee of any of the same (as the case may be) (the “Third Parties”) in respect of any loss or liability any Seller may incur pursuant to the CTRL Agreement, CTL (Malaysia) Agreement, the CTL Agreement, the CTSL Agreement or this Agreement (or any other document referred to therein or herein) or otherwise in connection with sale of the CTL Shares, the CTL (Malaysia) Shares, the CTL Business or the CTSL Business to the Buyers or in preparing the relevant Disclosure Letter. The rights of the Third Parties under this Clause 10 are intended to be enforceable under the Contracts (Rights of Third Parties) Act 1999 but subject to the terms that the Buyers have the right (which they may waive in whole or in part in their absolute discretion and without the consent of any Third Party) to have the sole conduct of any proceedings in relation to the enforcement of such rights (including any decision as to the commencement or compromise of such proceedings) but will not owe any duty or have any liability to any of the Third Parties in relation to such conduct. The rights of the Third Parties under this Clause 10 are not assignable and are subject to Clause 16 and the parties to this Agreement may rescind or vary this Agreement without the consent of any of the Third Parties.

10.2

Each of the Warranties shall be construed as a separate and independent warranty and shall not be limited or restricted in its scope by reference to or inference from any other term of another Warranty or this Agreement.

11	LIMITATIONS ON WARRANTY CLAIMS
11.1	Notwithstanding anything in this Agreement to the contrary, the provisions of this Clause 11 shall operate to limit the liability of each of the Sellers in respect of any Claim by any Buyer.
11.2

The aggregate liability of each of the Sellers for all Claims shall not exceed the Aggregate Purchase Price and the total liability of all Sellers for all Claims shall not exceed the Aggregate Purchase Price, provided in respect of any such Claim that if the Claim may be made against Jaffar and Bashar that the relevant Buyer shall bring such Claim against both Jaffar and Bashar.

11.3	Each Seller shall not be liable for any Claim:
11.3.1	unless the aggregate amount of the Claim and any other Claims shall exceed US$ 500,000 (in which case the Buyers shall be entitled to claim the whole of such sum and not merely the excess);
11.3.2	unless the amount of any individual Claim exceeds US$ 50,000;
11.3.3	unless the Buyer(s) notifies the relevant Sellers in writing in reasonable detail of the Claim on or before the expiry of:
(a)

the earlier of (i) six years and three calendar months after the end of the accounting period current at Completion or (ii) the date three months after the last statutory date upon which the relevant Tax Authority can make an assessment on CTRL, CTL (Malaysia), CTSL and CTL in relation to the Tax the subject of the Tax Warranties, if any, in the case of a Claim for breach of any of the Tax Warranties; and

(b)	24 months from the Completion Date in respect of any other Claims;
11.3.4

which is not satisfied, settled or withdrawn within 12 months of the date of notification of such Claim under Clause 11.3.3 unless proceedings in respect of it have been commenced by being both issued and served on the relevant Sellers.

11.4	The Sellers will have no liability in respect of any Claim:
11.4.1

to the extent that it arises or is increased as a result of the passing of, or a change in, any law, rule, regulation, interpretation of the law or administrative practice of a government, government department, agency or regulatory body or an increase in rates of Taxation after the date of this Agreement;

11.4.2

in the case of any subsequent sale and/or transfer of the CTRL Shares, CTL (Malaysia) Shares, the CTL Business or the CTSL Business (as the case may be) and/or any assignment permitted under the CTL Agreement, CTL (Malaysia) Agreement, the CTRL Agreement, the CTSL Agreement or this Agreement unless such sale or assignment is to a member of the Buyer’s Group;

11.4.3

in relation to CTRL or CTL (Malaysia), to the extent that it arises or is increased as a result of any provision or reserve in the Accounts and/or the Management Accounts being insufficient by reason of any increase in rates of Taxation after the date of this Agreement;

11.4.4

if it would not have arisen but for any act, omission, transaction or arrangement carried out at the request of or with the prior written consent of the Buyer(s) before Completion other than in accordance with this Agreement, the CTRL Agreement, the CTL (Malaysia) Agreement, the CTL Agreement or the CTSL Agreement or any agreement or document referred to herein or therein;

11.4.5	if it would not have arisen but for any voluntary act, omission, transaction or arrangement carried out after Completion by the Buyer(s), CTRL, CTL (Malaysia),

or any member of the Buyers’ Group or any of their respective directors or employees or successors in title other than in accordance with this Agreement, the CTRL Agreement, the CTL (Malaysia) Agreement, the CTL Agreement or the CTSL Agreement or any agreement or document referred to herein or therein or other than pursuant to legally binding obligations of CTRL, CTL (Malaysia), the CTL Business or the CTSL Business (as the case may be) prior to Completion;

11.4.6

to the extent that such Claim arises, or has otherwise arisen and is increased, as a result of any reorganisation or change made in the ownership of the Buyers’ Group after Completion or any change in any accounting or Taxation policies or practice or accounting reference date of CTRL, CTL (Malaysia), or any member of the Buyer’s Group made after Completion;

11.4.7

in relation to CTRL or CTL (Malaysia), to the extent that it relates to any matter specifically provided for, or specifically included as a liability or specifically disclosed, in the CTRL Accounts, the CTL (Malaysia) Accounts and/or the Management Accounts.

11.5

If the Buyer or CTRL or CTL (Malaysia) or any member of the Buyers’ Group is entitled to recover from some other person any sum in respect of any matter or event which could give rise to a Claim, the Buyer(s) will (or will procure that CTRL or CTL (Malaysia) or a member of the Buyers’ Group will) take all reasonable steps to recover that sum before making such Claim, and any sum recovered will reduce the amount of such Claim after deduction of all reasonable costs and expenses of recovery save that if notice of such potential liability is provided to the relevant Sellers within the relevant time period referred to in Clause 11.3 the Claim will be deemed to have satisfied the provision in such Clause 11.3.

11.6

If the Sellers pay the Buyer(s) or CTRL or CTL (Malaysia) or any member of the Buyers’ Group a sum to settle or discharge a Claim and the Buyer(s) or CTRL or CTL (Malaysia) or any member of the Buyers’ Group subsequently recovers whether by payment, discount, credit, relief or otherwise from any third party (including any Tax Authority) a sum which is directly referable to the Claim then:

11.6.1

the relevant Buyer will (or will procure that CTRL or CTL (Malaysia) or the relevant member of the Buyers’ Group will) promptly pay to CTL as full repayment to the relevant Sellers the amount recovered from the third party less any reasonable costs and expenses incurred in recovering the same; or

11.6.2

if the figure resulting under Clause 11.6.1 above is greater than the amount paid by the relevant Sellers to settle or discharge the relevant Claim, then the relevant Buyer shall only be obliged to pay to the Sellers as full repayment to the Sellers such amount as is equivalent to the sum paid by the Sellers in settlement or discharge of that Claim.

11.6.3

CTL is authorised by each of the Sellers to receive any such payment made under this Clause 11.6 for and on behalf of any and all Sellers and payment by the relevant Buyer to CTL shall constitute a good and sufficient surcharge to the relevant Buyer under this Clause 11.6.

11.7	The Buyers shall not be entitled to recover damages or otherwise obtain payment, reimbursement or restitution more than once in respect of the same loss or liability.

11.8

In relation to CTRL or CTL (Malaysia), if any potential Claim arises as a result of a contingent or unquantifiable liability of CTRL or CTL (Malaysia), the Sellers will not be obliged to pay any sum in respect of the potential Claim until the liability either ceases to be contingent or becomes quantifiable save that if notice of such contingent liability is provided to the relevant Sellers within the relevant time period referred to in Clause 11.3 the Claim will be deemed to have satisfied the provision of such Clause 11.3.

11.9	Nothing in this Clause 11 shall in any way restrict or limit the Buyers', CTRL’s, CTL (Malaysia)’s, or any member of the Buyer’s Group common law duty to mitigate its loss.
11.10	The Buyers confirm to the Sellers that they are not actually aware at the date of this Agreement, of any matter or thing which in their reasonable opinion will give rise to any Claim.
11.11	The limitations set out and referred to in Clauses 11.1 to 11.9 (inclusive) do not apply to a breach of Warranty:
(a)	resulting from fraud, deliberate non-disclosure or wilful concealment; or
(b)	in respect of a Warranty set out in paragraphs 1 of Schedules 4 and 6.
12	NOTICE OF AND CONDUCT OF CLAIMS
12.1

If following Completion the Buyer(s) becomes aware that any matter has arisen which will or is likely to give rise to a Claim (other than a Claim in respect of Tax in which case paragraph 4 (Conduct of Tax Assessments) of the CTRL Tax Deed or the CTL (Malaysia) Tax Deed shall apply as appropriate), the Buyer(s) will (or if the Claim relates to CTRL or CTL (Malaysia) will procure that CTRL or CTL (Malaysia) as the case may be will):

(a)	as soon as reasonably practicable notify the relevant Sellers in writing of the potential Claim and of the matters which will or are likely to give rise to such Claim;
(b)

not make any admission of liability, agreement or compromise with any person, body or authority in relation to the potential Claim without prior written consent of the relevant Sellers (such consent not to be unreasonably withheld or delayed);

(c)

subject to being indemnified by the relevant Sellers against all costs and liabilities incurred in doing so and if permitted by law or any confidentiality obligation promptly disclose in writing to the relevant Sellers all information and documents relating to the potential Claim or the matters which will or are likely to give rise to the potential Claim;

(d)

subject to being indemnified by the relevant Sellers against all costs and liabilities incurred in doing so and if permitted by law or any confidentiality obligation if requested by the relevant Sellers give the Sellers and their professional advisers’ reasonable access to:

(i)	the personnel of CTRL, CTL (Malaysia) or the Buyer(s) in order to interview the personnel; and

(ii)	any relevant premises, chattels, accounts, documents and records within the power, possession or control of the Buyer(s) and/or CTRL and/or CTL (Malaysia).
13	GUARANTEE
13.1	Each of Jaffar and Bashar irrevocably and unconditionally jointly and severally:
(a)

guarantee to the Buyers the punctual performance by each of the Sellers of their respective obligations under this Deed of Warranty, the CTL Agreement, the CTL (Malaysia) Agreement, the CTRL Agreement, the CTSL Agreement, the Escrow Agreement, the CTRL Taxation Deed, the CTL (Malaysia) Taxation Deed, the Buy-out Agreements, Termination Agreement, the IP Assignment and the Services Agreement;

(b)

undertakes with the Buyer(s) that whenever any Seller or the relevant Affiliate of the relevant Seller which is a party to any such agreement does not pay any amount when due under any agreement referred to in 13.1(a), he shall immediately on demand pay that amount as if he was the principal obligor; and

(c)	indemnifies the Buyers immediately on demand against any cost, loss or liability suffered by the Buyers if any obligation guaranteed by him is or becomes unenforceable, invalid or illegal.
13.2

This guarantee is a continuing guarantee and will extent to the ultimate balance of sums payable by any Seller under this Deed of Warranty, the CTL Agreement, the CTL (Malaysia) Agreement, the CTRL Agreement, the CTSL Agreement or the Escrow Agreement, regardless of any intermediate payment or discharge in whole or in part.

13.3

If any payment by a Seller or any discharge given by any Buyer (whether in respect of the obligations of any Seller or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Seller shall continue as if the payment, discharge, avoidance or reduction has not occurred; and
(b)	the relevant Buyer shall be entitled to recover the value or amount of that security or payment from each Seller, as if the payment, discharge, avoidance or reduction had not occurred.
13.4

The obligations of each of Jaffar and Bashar under this Clause 13 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 13 (without limitation and whether or not known to any Buyer) including:

(a)	any time, waiver or consent granted to, or composition with, any Seller or other person;
(b)	the release of any other Seller or any other person under the terms of any composition or arrangement with any creditor of any Seller;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Seller or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Seller or any other person;
(e)	any amendment (however fundamental) or replacement of this Deed of Warranty, the CTRL Agreement, the CTL Agreement, the CTSL Agreement, the CTL (Malaysia) Agreement or the Escrow Agreement;
(f)

any unenforceability, illegality or invalidity of any obligation of any person under this Deed of Warranty, the CTRL Agreement, the CTL (Malaysia) Agreement, the CTL Agreement, the CTSL Agreement or the Escrow Agreement; or

(g)	any insolvency or similar proceedings.
13.5

Each of Jaffar and Bashar waives any right he may have of first requiring any Buyer (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from him under this Clause 13. This waiver applies irrespective of any law or any provision of this Deed of Warranty, the CTRL Agreement, the CTL (Malaysia) Agreement, the CTL Agreement, the CTSL Agreement or the Escrow Agreement to the contrary save that the Buyers acknowledge and agree that if the Buyers are satisfied that the relevant Seller in the case of the CTL Agreement, the CTL (Malaysia) Agreement and the CTSL Agreement has sufficient funds to settle the relevant claim, the Buyers shall proceed against and enforce its rights first against the relevant Seller prior to bringing a claim under this Clause 13 against Jaffar and Bashar.

13.6

Until all amounts which may be or become payable by the Sellers under or in connection with this Deed of Warranty, the CTRL Agreement, the CTL (Malaysia) Agreement, the CTL Agreement, the CTSL Agreement or the Escrow Agreement have been irrevocably paid in full and unless the Buyers otherwise direct, neither Jaffar nor Bashar will exercise any rights which they may have by reason of performance by it of his obligations under this Deed of Warranty, the CTRL Agreement, the CTL (Malaysia) Agreement, the CTL Agreement, the CTSL Agreement and the Escrow Agreement:

(a)	to be indemnified by a Seller, to claim any contribution from any other guarantor of any Seller’s obligations under this Agreement; and/or
(b)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of any Buyer under this Deed of Warranty, the CTRL Agreement, the CTL (Malaysia) Agreement, the CTL Agreement, the CTSL Agreement and the Escrow Agreement or of any other guarantee or security taken pursuant to, or in connection with, this Agreement by any Buyer.

14	SELLER COVENANTS

14.1

Each of Jaffar and Bashar covenant and undertake that at all times during the term of the Services Agreement, Jaffar and Bashar will procure that the services agreement between CTL-R LTD (Russia) and CTSL will not be terminated, that the services provided thereunder and pursuant to consultancy agreements for the provision of services related thereto between certain Russian persons and CTSL continue to be provided during such term, and that Jaffar and Bashar continue to hold the unencumbered legal and beneficial title to the entire issued share capital of CTL-R LTD (Russia) and CTSL and control the management of both such companies.

14.2

CTL undertakes, and Jaffar and Bashar undertake to procure that CTL does, not amend, terminate or grant any waiver or indulgence to any Previous Shareholder or any of their respective Affiliates of any provision of any CTL Buy-out Agreement and in particular but, without limitation, to use its best endeavours to enforce the provisions of Clauses 7 of any CTL Buy-out Agreement promptly upon becoming aware of any breach thereof and subject to the Buyers indemnifying the Seller for all reasonable costs in relation thereto allow the Buyers the exclusive conduct of any action to enforce any such provisions.

14.3

CTSL undertakes, and Jaffar and Bashar undertake to procure that CTSL does, not amend, terminate or grant any waiver or indulgence to any Previous Shareholder or any of their respective Affiliates of any provision of any CTSL Buy-out Agreement and in particular but, without limitation, to use its best endeavours to enforce the provisions of Clauses 7 of any CTSL Buy-out Agreement promptly upon becoming aware of any breach hereof and subject to the Buyers indemnifying the Seller for all reasonable costs in relation thereto allow the Buyers the exclusive conduct of any action to enforce any such provisions.

14.4

The Sellers agree to indemnify and keep indemnified the Buyers from and against all cost, loss, damage, expense or liability (including all legal fees and expenses) which any Buyer incurs or suffers as a consequence of the default by CTL, CTSL, CTL-R, LTD (Russia), Inpass Limited, Card Technology Ltd or Algebra Limited in the due and punctual performance of any of their obligations under the Termination Agreement.

15	ANNOUNCEMENTS
15.1

Subject to Clause 15.2, no announcement or public statement concerning the existence, subject matter or any term of this Agreement shall be made by or on behalf of any party without the prior written approval of the Buyer and the Sellers such approval not to be unreasonably withheld or delayed.

15.2

This Clause 15 shall not apply to any announcement or public statement by any party required by law, or the rules of any regulatory or governmental body to which such party is subject, including the rules of a recognised investment exchange (as defined in the FSMA) or any stock exchange on which any securities of the relevant party are listed, in which case the party concerned shall make all reasonable attempts to agree the contents of such announcement or statement with the other party before it is made.

16	ASSIGNMENT
16.1	This Agreement shall be binding upon and enure for the benefit of the successors of the parties but shall not be assignable, save that any Buyer may at any time assign all or any part of its rights and benefits under this Agreement and any agreement referred to herein and any other indemnities, undertakings and obligations given or undertaken by any Seller and any cause of action arising under or in respect of any of them, provided such assignment is in connection with the transfer of all of the CTL Business, the CTSL Business, CTRL and CTL (Malaysia) to any member of the Buyer’s Group. Every such assignee shall be entitled to enforce the benefits conferred upon it by such assignment and this Clause 16.1 directly against the relevant Seller as permitted by the Contracts (Rights of Third Parties) Act 1999 and for that purpose each such assignee shall be entitled to the benefit of and be subject to all the provisions of this Agreement in any way relevant to the rights assigned to it and conferred upon it by this Clause 17.1.

17	RIGHTS OF THIRD PARTIES
17.1

Except as provided in Clause 16 or as provided in the CTRL Agreement, the CTL (Malaysia) Agreement, CTL Agreement or CTSL Agreement a person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from such Act.

18	ENTIRE AGREEMENT AND VARIATION
18.1

This Agreement, the CTRL Agreement, the CTL Agreement, the CTL (Malaysia) Agreement, the CTSL Agreement, the Escrow Agreement and the documents referred to in it and them, constitute the entire agreement between the parties and supersede and replace any previous agreement, understanding, undertaking, representation, warranty and arrangement of any nature whatsoever between the parties in relation to the subject matter of this Agreement.

18.2	Nothing in this Agreement shall have the effect of limiting or restricting any liability of the Sellers arising as a result of fraud, deliberate non-disclosure or wilful concealment.
18.3	Any variation of this Agreement must be in writing and signed by each party or, in the case of a body corporate, a duly authorised officer or representative of such party.
19	EXCHANGE RATES
19.1

If the relevant provisions of this Agreement, the CTL Agreement, the CTRL Agreement, the CTSL Agreement or the CTL (Malaysia) Agreement refer to a US dollar amount and the amount in question is effected in a currency other than US dollar the said amount shall be converted for the purposes of the relevant provision as aforesaid at the relevant exchange rate at which such currency can be exchanged for US dollars on the relevant date as shown in the Financial Times (European Edition) on such date.

20	WAIVER
20.1

A delay in exercising, or failure to exercise, any right or remedy under this Agreement does not constitute a waiver of such right or remedy or other rights or remedies nor shall either operate so as to bar the exercise or enforcement thereof.

21	CUMULATIVE RIGHTS AND REMEDIES
21.1

Except where this Agreement expressly provides otherwise, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law and no single or partial exercise of any right or remedy under this Agreement or provided by law shall hinder or prevent further exercise of such or other rights or remedies.

22	EFFECT OF COMPLETION
22.1

Except to the extent that they have been performed and except where the Agreement provides otherwise, the warranties, representations, indemnities and obligations contained in this Agreement remain in force after Completion.

23	SET-OFF
23.1

All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever save only as provided in this Agreement or as may be required by law. If any deductions or withholdings are required by law then the party making the payment shall be obliged to pay the other party such additional sums as will, after such deduction or withholding has been made, leave the other party with the same amounts as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

23.2	No set-off or counterclaim in respect of any payment due under this Agreement shall be permitted unless specified in this Agreement.
23.3

Any payments made under this Clause 23, so far as possible, shall be treated as an adjustment to the relevant Purchase Price provided that this Clause 23.3 shall not operate in any way to limit the liability of the Sellers.

23.4

Any payment required to be made by any Seller to any Buyer under any Warranties, Tax Deed or for breach of any provision of any of the CTL Agreement, CTRL Agreement, CTSL Agreement or CTL (Malaysia) Agreement shall be made, so far as is reasonably possible so that the relevant Buyer benefits from the application of paragraph 13 of Extra Statutory Concession D33 (or its equivalent in any other jurisdiction) such that no liability to Taxation arises to the relevant Buyer in respect of such entitlement or payment. This Clause 23.4 is without prejudice to Clause 5 (gross up) of the Tax Deed or this Clause 23.

23.5

It is agreed that responsibility for all costs, charges or expenses (if any) incurred under the Escrow Agreement shall be shared as to one half by UK Buyer 1 and as to the other half by Jaffar and Bashar. In the event that the Escrow Agent claims any amount from any party to the Escrow Agreement and such party is not promptly reimbursed in such amount by UK Buyer 1 and/or Jaffar and Bashar (as the case may be), UK Buyer 1 and/or Jaffar and Bashar (as the case may be) shall promptly reimburse such party.

24	COSTS
24.1

Save as otherwise expressly stated in this Agreement, each party shall pay its own costs in connection with the negotiation, preparation and implementation of this Agreement and all agreements ancillary to it.

25	COUNTERPARTS
25.1

This Agreement may be executed in any number of counterparts, each of which when executed and delivered constitutes an original of this Agreement, but all the counterparts shall together constitute one and the same agreement. No counterpart shall be effective until each party has executed at least one counterpart.

26	NOTICES
26.1

A notice or other communication given under this Agreement shall be in writing and shall be served by delivering it to the party due to receive it at the address set out in this Clause 26 and shall be deemed to have been delivered in accordance with this Clause 26.

26.2	The parties’ addresses and fax numbers for the purposes of this Agreement are:
Jaffar Agha-Jafar
Twin Gates, 4 Grenville Close, Cobham, Surrey KT11 2JL
Bashar Chalabi
25 Chiddingstone Street, London SW6 3TQ

Card Tech Limited

c/o Twin Gates, 4 Grenville Close, Cobham, Surrey KT11 2JL and

c/o 25 Chiddingstone Street, London SW6 3TQ

Card Tech Services Limited

c/o Twin Gates, 4 Grenville Close, Cobham, Surrey KT11 2JL and

c/o 25 Chiddingstone Street, London SW6 3TQ

TSYS Card Tech Holding Limited

Fulford Moor House, Fulford Road, York YO10 4EY

For the attention of: David Chew, Director

Fax number: +44 (0)19 045 62074

TSYS Card Tech Limited

Fulford Moor House, Fulford Road, York YO10 4EY

For the attention of: David Chew, Director

Fax number: +44 (0)19 045 62074

TSYS Card Tech Services Limited

90 Archibishop Makarios III, P.C. 1660 Nicosia, Cyprus

For the attention of: David Chew, Director

Fax number: +44 (0)19 045 62074

or such other address or fax number as the relevant party notifies to the other parties, which change of address shall only take effect if delivered and received in accordance with this Clause.

26.3	A notice so addressed shall be deemed to have been received:
(a)	if personally delivered, at the time delivery;
(b)	if sent by pre-paid first class post, recorded delivery or registered post, two Business Days after the date of posting to the relevant address;
(c)	if sent by registered air-mail, five Business days after the date of posting to the relevant address; and
(d)

if sent by fax, on successful completion of its transmission as per a transmission report from the machine from which the fax was sent, save that if such notice of communication is received after the end of normal working hours (and “normal working hours” shall be deemed to be 8.30 am to 5.30 pm on any Business Day in the country of the recipient), such notice or communication shall be deemed to have been received on the next Business Day.

26.4	For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by electronic mail.
27	GOVERNING LAW
27.1	This Agreement is governed by, and shall be construed in accordance with, English law.
28	JURISDICTION
28.1	The parties irrevocably agree that the courts of England have exclusive jurisdiction to decide and to settle any dispute or claim arising out of or in connection with this Agreement (“Proceedings”).
29	SERVICE OF PROCESS
29.1

The parties agree that if a party ceases to be registered in England (in the case of a company) or ceases to be resident in England (in the case of an individual) such party shall, prior thereto appoint a process agent. Accordingly, Proceedings may be served on the relevant party at the address as referred to in Clause 26 or if such party is not registered or resident (as the case may be) in England by being served on such party’s appointed process agent pursuant to this Clause 29.

29.2

The relevant party shall appoint a process agent as soon as reasonably practicable and in any event not later than the date upon which such party ceases to be registered or resident in England, or not later than 10 Business Days after of a then existing appointment of a process agent ceasing to be effective or such process agent for any reason ceasing to act as process agent for the relevant party and, failing which the party who may wish to serve Proceedings on the relevant party may appoint a new or replacement process agent (as the case may be) to accept service of process on behalf of the relevant party by notice to that party. This Clause does not affect the right to serve process in any other manner permitted by law.

29.3	CTSL hereby appoints Scrip Secretaries of 17 Hanover Square, London W1S 1HU (fax number + 44 (0) 20 7917 8555 as its process agent pursuant to this Clause 29.
29.4	Cyprus Buyer hereby appoints King & Spalding International LLP of 25 Cannon Street, London EC4M 5SE (fax number +44 (0) 207 551 7575) as its process agent pursuant to this Clause 29.

IN WITNESS WHEREOF THIS AGREEMENT WAS EXECUTED BY THE PARTIES HERETO ON THE DATE SET OUT ON PAGE 1.

38

EXECUTED by the Parties:

Signed as a deed by JAFFAR AGHA-JAFFAR in the presence of	)
)
)
Signature /s/Jaffar Agha-Jaffar
Witness

Signed as a deed by BASHAR CHALABI in the presence of	)
)
	)	Signature /s/Bashar Chalabi
Witness

Signed as a deed by CARD TECH LIMITED acting by two directors or by a director and its secretary	)	/s/Jaffar Agha-Jaffar
	)	Director
) )
/s/Bashar Chalabi
Director/Secretary

Signed as a deed by CTL CARD TECH SERVICES LIMITED acting by two directors or by a director and its secretary	)	/s/Jaffar Agha-Jaffar
	)	Director
) ) )
/s/Bashar Chalabi
Director/Secretary

Signed as a deed by BRUCE L. BACON as attorney for TSYS CARD TECH HOLDING LIMITED under a power of attorney dated 7 July 2006 in the presence of	)
)
)
	) ) ) )	Signature /s/Bruce Bacon
Witness

Signed as a deed by BRUCE L. BACON as attorney for TSYS CARD TECH LIMITED under a power of attorney dated 7 July 2006 in the presence of	)
)
	) ) ) )	Signature /s/Bruce Bacon
Witness

Signed as a deed by BRUCE L. BACON as attorney for TSYS CARD TECH SERVICES LIMITED under a power of attorney dated 7 July 2006 in the presence of	)
)
)
	) ) ) )	Signature /s/Bruce Bacon
Witness